Exhibit 99.1
RESOLUTE ENERGY CORPORATION
ANNOUNCES EXCHANGE RATIO FOR WARRANTS
Denver Colorado – September 29, 2009 — Resolute Energy Company (“Resolute”) announced today the ratio applicable to the conversion of Hicks Acquisition Company I, Inc. (“Hicks Acquisition”) public warrants into Resolute public warrants (to be traded as NYSE: REN WS, CUSIP 76116A 11 6). Each Hicks Acquisition public warrant that was properly tendered and requested exchange will be converted into approximately 0.5804 of a Resolute public warrant and approximately $0.23 in cash, and each public warrant that was tendered for cash or was not properly tendered is converted into a right to receive $0.55.
Resolute’s transfer agent expects that the conversion into new REN WS warrants will be completed by Wednesday, September 30 and new Resolute public warrants will be issued and cash will be paid by Thursday, October 1.
On September 25, 2009, Resolute announced that its business combination with Hicks Acquisition was consummated and Hicks Acquisition became a subsidiary of Resolute. Hicks Acquisition’s units, common stock and warrants stopped trading on NYSE Amex as of the close of business on September 25, 2009 and ceased to exist (terminated Hicks Acquisition Warrants — NYSE Amex: TOH WS, CUSIP 429086 12 7). Pursuant to the acquisition agreement between Hicks Acquisition and Resolute and the amendment to the Hicks Acquisition warrant agreement that was approved on the same day, at the election of the warrant holder and subject to certain limitations as set forth in the amended warrant agreement, Hicks Acquisition public warrants were either purchased for cash or converted into new Resolute public warrants.
For more information concerning the transaction see the Proxy Statement of Hicks Acquisition and Prospectus of Resolute dated September 14, 2009 and amended on September 22, 2009 (“Proxy/Prospectus”). A copy of the Proxy Prospectus may be obtained by contacting Resolute Energy Corporation, 1675 Broadway St., Suite 1950, Denver, CO 80231, attention Corporate Secretary, or can be found at www.sec.gov.
ABOUT RESOLUTE ENERGY CORPORATION
Resolute is an independent oil and gas company engaged in the acquisition, exploitation and development of oil and gas properties. The company operates producing properties in Utah, which were legacy properties acquired from two major oil companies, in connection with a strategic alliance with Navajo Nation Oil and Gas Company (wholly owned by the Navajo Nation) and in Wyoming and Oklahoma, which were acquired through the acquisition of a privately held oil and gas producer. In addition, Resolute owns exploration properties in Wyoming and Alabama.

ABOUT HICKS ACQUISITION COMPANY I, INC.
Prior to the completion of the transaction with Resolute, Hicks Acquisition was a special purpose acquisition company, launched in October 2007 in an initial public offering that was, with $552 million of gross proceeds, the largest SPAC IPO completed at that time. Founded by Thomas O. Hicks, the Company was formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets.
FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this presentation include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: costs related to the transaction; the volatility of oil and gas prices; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the timing and amount of future production of oil and gas; availability of drilling and production equipment; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; Resolute’s relationship with the Navajo Nation and Navajo Nation Oil and Gas, as well as the timing of when certain purchase rights held by Navajo Nation Oil and Gas become exercisable; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; government regulation of the oil and gas industry; developments in oil-producing and gas-producing countries; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
Contacts:
Sloane & Company
Josh Hochberg or Nevin Reilly
212-486-9500